Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post effect Amendment No. 1 (File No. 333-197889) to Form S-1 of Teardroppers, Inc. of our report dated April 11, 2017, relating to our audits of the financial statements of Teardroppers, Inc., as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015. Our report dated April 11, 2017, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to us under the heading “experts” in such Registration Statement.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

October 24, 2017